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EXHIBIT 10 (a)

                            THIRD AMENDMENT TO LEASE


        This Third Amendment to Lease ("Agreement") is dated for reference purposes only as of August 11, 1999, by and between Equus 2131, LLC, a California limited liability company, ("Lessor") successor in interest to Carlsbad Research Center Number Six, ("Lessor"), and International Lottery & Totalizator Systems, Inc., a California corporation ("Lessee").

                                    RECITALS

        A. Carlsbad Research Center Number Six ("Original Lessor") and Lessee entered into that certain Lease agreement dated June 26, 1992, (the "Lease"), whereby Lessee leased from Original Lessor the Premises known as 2131 Faraday Avenue, Carlsbad, CA 92008. The Lease was subsequently amended by the First Amendment to Lease, dated December 20, 1994, and by the Second Amendment to Lease dated June 6, 1995.

        B. Lessee now desires to reduce the total square footage of the Premises and extend the term of the Lease, and Lessor, as successor-in-interest to Original Lessor, agrees to thereto on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the facts contained in the Recitals above, the mutual covenants and conditions below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

        1. The expiration date of the Lease shall be June 20, 2005 (the "Extended Term").

        2. The total square footage of the Premises will be reduced to 22,530 rentable square feet (the "New Premises") as further described in Exhibit 1-A, attached hereto and incorporated herein by reference. At any time during the Extended Term, upon written notice to Lessee, Lessor may add up to an additional 2,000 rentable square feet, (the "Additional Space") to the New Premises at Lessor's sole option. In the event Lessor exercises its option to add the Additional Space, it will be contiguous to the New Premises and will be located in the rear half of the building, in the crosshatched area of Exhibit 1-A.

        3. Effective October 1, 1999, the rental rate shall be $1.00 NNN per rentable square foot per month (which equals $22,530.00 per month, based on the 22,530 rentable square feet). The rental rent shall increase annually by three percent (3%) effective each October 1st, beginning October 1, 2000.

        4. Lessee's rent shall be abated for the period from September 16, 1999 through September 30, 1999.

        5. The Security Deposit held by Lessor shall be increased by $55,000.00 for a total Security Deposit of $100,000.00. The Security Deposit shall not bear interest for benefit of Lessee, and Lessee agrees to relinquish its right to receive interest during the original term of the Lease.

        6. Lessee shall be entitled to sixty-three (63) parking spaces (2.8 parking spaces per 1000 square feet of New Premises).


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        7.      Unless otherwise procured and maintained at Lessee's expense by
                Lessor, Lessee shall procure and maintain, at Lessee's expense, a heating, ventilation and air conditioning system maintenance contract reasonably acceptable to Lessor. Lessee will be responsible for payment of all utilities metered exclusively to the New Premises. Any shared utility expenses paid by Lessor shall be reimbursed to Lessor by Lessee. Lessee shall reimburse Lessor for Lessee's prorata share of all other expenses associated with operation, maintenance and repair of the Premises, including Lessor's management fee of three percent (3%) of monthly gross receipts and property taxes.

        8. Lessor, at Lessor's sole cost and in conformance to all applicable codes and laws, shall pay all costs to demise the Building in accordance with Exhibit 1-A. Such costs include, but are not limited to, demising walls, fire exits, segregation/addition of electrical service, lighting and mechanical segregation and all applicable soft costs. In addition, Lessor will provide Lessee with an Improvement Allowance ("Allowance") which shall not exceed $67,590.00 ($3.00 per rentable square foot) to improve the New Premises, substantially in accordance with Exhibit 1-A. The Allowance may only be used for actual improvements to the New Premises and will include architectural/space planning, permit fees, and a construction management fee payable to Equus Realty Advisors, Inc. in the amount of five percent (5%) of the total cost of the Improvement Allowance. The improvements shall be completed in accordance with the attached Work Letter, Exhibit 1-B. Lessor shall, at Lessor's sole cost, and in addition to the Allowance, split the existing HVAC system to separately control Lessee's CEO's office and the existing board room. Lessee will be responsible for all costs associated with relocation or modification of its computer, data/cabling, security and telephone equipment and all office systems and furniture.

        9. Lessee shall have the exclusive use of the Building address and Lessor will create a separate address for the west half of the building. Lessee agrees that the address of the west half of the building may be 2131 Faraday Avenue, Suite 200, Carlsbad.

        10. Lessee shall be allowed to maintain the current location of the generator and air compressor in the back of the Building and shall rerun services from such devices as part of the Tenant Improvement Allowance.

        11. Except as specifically modified herein, all other terms and conditions of the Lease shall remain unchanged and in full force and effect.


IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of October 1, 1999.

LESSOR                                   LESSEE

Equus 2131, LLC                          International Lottery & Totalizator
a California limited liability company   Systems, Inc., a California corporation

By: /s/ David R. Bourne                  By: /s/  Lawrence E. Logue
  ------------------------------------     ------------------------------------
    David R. Bourne
    Its: Manager                             Its: Corporate Secretary and
                                                  General Counsel
                                                  -----------------------------


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